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                                                                   EXHIBIT 3.1.3


                   AMENDMENTS TO AMENDED AND RESTATED BYLAWS


Article II, Section 2.6(b)


     "(b) Ballot.  The shareholders' vote may be oral or by ballot; provided,
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however, all elections for directors must be by ballot if demand for election by ballot is made by a shareholder at the meeting and before the voting begins. If a quorum is present, except with respect to election of directors, the affirmative vote of the majority of the shares represented and voting on any matter (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law of California or the Restated Articles of Incorporation or Bylaws of the corporation."


Article III, Section 3.3(b)

     "(b) The exact number of directors shall be eight until changed as provided in subsection (a) of this section."